FOR IMMEDIATE RELEASE                           FOR MORE INFORMATION
FEBRUARY 13, 1997                               CONTACT: ROBERT P. MULREANEY
                                                         CHIEF FINANCIAL OFFICER

                                                     ANYA T. HARRIS
                                                     PUBLIC RELATIONS
                                                     (410) 234-0782


                  PRIME RETAIL INCREASES ITS OUTLET PORTFOLIO;
                DEVELOPER PURCHASES THREE FACTORY OUTLET CENTERS
                   AND ADDITIONAL INTEREST IN EXISTING CENTER


     BALTIMORE -- Prime Retail,  Inc. ("Prime Retail" or the "Company") (NASDAQ:
PRME, PRMEP) has purchased Oak Creek Factory Outlets, Bend Factory Outlets and Coeur D'Alene Factory Outlets from an unrelated third party for approximately $37.3 million. In addition, on February 7, 1997, the Company purchased an additional 20.0% equity interest from a joint venture partner in Oxnard Factory Outlet, which brings Prime Retail's total equity interest in the property to 50.0%.
     Abraham Rosenthal, chief executive officer of the Company, stated, "We are pleased to add the three new outlet centers to our portfolio and to increase our ownership of the Oxnard project. These acquisitions are expected to be accretive to our earnings and are compatible with our existing outlet center portfolio. The three centers also give Prime Retail presence in the West/Northwest region of the United States where we see population growth."

PURCHASE OF OAK CREEK FACTORY OUTLETS, BEND FACTORY OUTLETS AND COEUR D'ALENE FACTORY OUTLETS
     Prime Retail acquired Oak Creek Factory Outlets, Bend Factory Outlets and Coeur D'Alene Factory Outlets for an aggregate purchase price of $37.3 million from an unrelated third party. The Company financed the purchase with loan proceeds from a financial institution and a $4.0 million promissory note issued to the seller.
     Oak Creek Factory Outlets is located in Sedona, Arizona, which is north of Phoenix and south of the Grand Canyon. Oak Creek Factory Outlets contains approximately 82,000 square feet of gross leaseable area ("GLA") and was 98.6% occupied at December 31, 1996. Lead merchants at Oak Creek Factory Outlets




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PRIME RETAIL INCREASES ITS OUTLET PORTFOLIO                               PAGE 2


include Jones New York, Mikasa, Anne Klein, G.H. Bass, Nine West, and Van Heusen. Oak Creek Factory Outlets is the only center in the Sedona market and is compatible with Arizona Factory Shops that the Company developed north of Phoenix.
     Bend Factory Outlets is located in Bend, Oregon, which is east of Eugene, Oregon and southeast of Portland and is the only outlet center in this market. Bend Factory Outlets contains approximately 97,000 square feet of GLA and was 100.0% occupied at December 31, 1996. Lead merchants at Bend Factory Outlets include Eddie Bauer, Levi's Outlet, G.H. Bass, Reebok, and Nine West.
     Coeur D'Alene Factory Outlets is located in Post Falls, Idaho, which is 30 miles east of Spokane, Washington. Coeur D'Alene Factory Outlets contains approximately 179,000 square feet of GLA and was 85.3% occupied at December 31, 1996. Lead merchants include Mikasa, L'eggs/Hanes/Bali/Playtex, G.H. Bass, Van Heusen, and Levi's Outlet.
     William H. Carpenter, Jr., president of the Company, stated "With the addition of the three new outlet centers, Prime Retail continues to retain its industry position as the second largest developer, owner and manager of factory outlet centers in the United States based on total GLA. We believe that our leasing, marketing, and operations teams will enhance the shopping experience at these centers."

PURCHASE OF ADDITIONAL 20% PARTNERSHIP INTEREST IN OXNARD FACTORY OUTLET
     On February 7, 1997, Prime Retail purchased an additional 20.0% partnership interest in Oxnard Factory Outlet from an unrelated third party. As a result of this purchase, the Company owns a 50.0% equity interest in Oxnard Factory Outlet. The remaining 50.0% equity interest is owned by an affiliate of Fru-Con Development Corporation. Oxnard Factory Outlet is located in Oxnard, California, which is south of Santa Barbara and north of Los Angeles. Oxnard Factory Outlet contains approximately 148,000 square feet of GLA and was 89.0% occupied at December 31, 1996. Lead merchants include Harmon Audio, Casual Corner Outlet, Fila, Gap Outlet, Geoffrey Beene, Nine West, L'eggs/Hanes/Bali/Playtex, Max Studio, and Petite Sophisticate.
     Prime Retail is a self-administered, self-managed real estate investment trust engaged in the ownership, development, and management of factory outlet centers. Prime Retail's outlet center portfolio includes 24 outlet centers in 18 states, which total approximately 6.1 million square feet of GLA. Prime Retail has been a developer of factory outlet centers since 1988. For additional information, visit Prime Retail's web site at: http://www.primeretail.com.



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